EXHIBIT 5.1



HAMILTON, LEHRER & DARGAN, P.A.
2 EAST CAMINO REAL, SUITE 202
BOCA RATON, FLORIDA 33432
561-416-8956

November 12, 2003

Board of Directors
Atlas Minerals, Inc.
Suite 204, 10920 West Alameda Avenue,
Lakewood, Co  80226

          Re: Atlas Minerals, Inc. Registration Statement on Form S-8 (the
              "Registration Statement")

Ladies and Gentlemen:

We have acted as special counsel to Atlas Minerals, Inc., a Colorado corporation, (the "Company") in connection with the issuance of 800,000 shares of the Company's common stock, (the "Shares"), pursuant to the terms and conditions described in the Company's Registration Statement on Form S-8 dated November 12, 2003.

You have advised us that:

1. The Company is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended.

2. The Shares will be issued to consultants and participants in the 2003 Consultant Stock Grant Plan as compensation for their services on behalf of the Company. Such persons have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for the Company's securities.

3. The Shares to be issued to these individuals are pursuant to corporate resolution and the approval of the Board of Directors of the Company.

In connection with the representation, I have examined such records and documents and made such examinations of law as I have deemed relevant in connection with this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based on the accuracy of the information supplied to me, subject to the limitation set forth in the Company's Articles of Incorporation with respect to the maximum number of shares of common stock that the Company is authorized to issue, and assuming that the Shares will be issued as set forth in the Registration Statement, at a time when effective, and that the Company will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated pursuant to these Acts, and in those states of foreign jurisdictions in which the Shares may be sold, we are of the opinion that, upon proper and legal issuance of the Shares and receipt of the consideration to be paid for the Shares, the Shares will be duly authorized, validly issued, fully paid and nonassessable shares of common stock of Atlas Minerals, Inc.

This opinion does not cover any matters related to any re-offer or re-sale of the Shares by any Plan participants, once properly and legally issued as described in and pursuant to the Registration Statement.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.0 to the Registration Statement. I also consent to the reference to my firm under the heading in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. I assume no obligation to revise or supplement this opinion should the present applicable laws be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Hamilton, Lehrer and Dargan P.A.
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    Hamilton, Lehrer and Dargan P.A.